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                                                                    Exhibit 3.08

                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                          RAYTHEON SEMICONDUCTOR, INC.


         Raytheon Semiconductor, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of said corporation, at a meeting duly held, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of said corporation:

RESOLVED, that the Certificate of Incorporation of Raytheon Semiconductor, Inc. be amended by changing the first Article thereof so that, as amended, said Article shall be and read as follows:

FIRST: The name of the corporation is Fairchild Semiconductor Corporation of California (hereinafter called the "Corporation"), which corporation shall be governed by the laws of the State of Delaware."

SECOND: That in lieu of a meeting and vote of stockholders, the stockholders have given "unanimous" written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation law of the State of Delaware.

THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 and 228 of the General Corporation Law of the State of Delaware.

Dated: December 30, 1997

                                        RAYTHEON SEMICONDUCTOR, INC.



                                        By: /s/ Sam Lee
                                            ------------------------------
                                            Sam Lee